                                                                   EXHIBIT 12

                                          FLORIDA PUBLIC UTILITIES COMPANY

                                         STATEMENT REGARDING COMPUTATION OF
                                         RATIO OF EARNINGS TO FIXED CHARGES


                                            TWELVE MONTHS
                                               ENDED
                                              JUNE 30,                      YEARS ENDED DECEMBER 31,
                                         ------------------    --------------------------------------------------
                                          2001        2000      2000       1999       1998       1997       1996
                                          ----        ----      ----       ----       ----       ----       ----
                                                                             (DOLLARS IN THOUSANDS)
Earnings
--------

Net Income                               $3,319     $3,294     $3,288     $3,529     $3,068     $3,191     $2,751

Less: Sale of non-utility
      Property                                                               134                   837
      Allowance for funds
      in construction                        38         10         15         23         16         12          3

Add:  Income taxes - operations           1,473      1,535      1,473      1,628      1,568      1,286      1,396
      Income taxes - other                  184        162        155        209         17        351        (14)
      Fixed charges                       3,598      3,247      3,541      3,033      2,898      2,949      2,904
                                         ------     ------     ------     ------     ------     ------     ------
        Total Earnings                   $8,536     $8,228     $8,442     $8,242     $7,535     $6,928     $7,034
                                         ======     ======     ======     ======     ======     ======     ======

Fixed Charges
-------------

Interest                                 $3,523     $3,195     $3,487     $2,968     $2,840     $2,895     $2,858

Add:  Allowance for funds in
      construction                           38         10         15         23         16         12          3
      Amortization of reaquired debt         22         22         22         22         22         22         22
      Amortization of debt discount          15         20         17         20         20         20         21
                                         ------     ------     ------     ------     ------     ------     ------
        Total Fixed Charges              $3,598     $3,247     $3,541     $3,033     $2,898     $2,949     $2,904
                                         ======     ======     ======     ======     ======     ======     ======

RATIO OF EARNINGS TO FIXED CHARGES         2.37       2.53       2.38       2.72       2.60       2.35       2.42
                                         ======     ======     ======     ======     ======     ======     ======
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The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of time earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges (less capitalized interest) and taxes based on our income. Fixed charges consist of interest charges (expensed and capitalized) and any debt related amortizations. Earnings for 1997 and 1999 exclude the gain on the sale of non-utility property.